ORGANIC SOILS.COM, INC.
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                                     By-Laws
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ARTICLE I   MEETINGS OF STOCKHOLDERS
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         1.   Stockholders   meetings  shall  be  held  in  the  office  of  the
Corporation, at Carson City, NV, or at such other place or places as the directors shall from time to time determine.

         2. The annual meeting of the Stockholders of this Corporation shall be held at 11 A.M., on the 19th. day of January of each year beginning in 2001, at which time there shall be elected by the Stockholders of the Corporation a Board of Directors for the ensuing year, and the Stockholders shall transact such other business as shall properly come before them.

         3. A notice setting out the time and place of such annual meeting shall be mailed postage prepaid to each of the Stockholders of record, at his address and as the same appears on the stock book of the company, or if no such address appears, at his last known place of business, at least ten (10) days prior to the annual meeting.

         4. If a quorum is not present at the annual meeting, the Stockholders present, in person or by proxy, may adjourn to such future time as shall be agreed upon by them, and notice of such adjournment shall be mailed, postage prepaid, to each Stockholder of record at least ten (10) days before such date to which the meeting was adjourned; but if a quorum is present, they may adjourn from day to day as they see fit, and no notice of such adjournment need be given.

         5. Special meetings of the Stockholders may be called at any time by the President; by all of the Directors provided there are no more than three, or if more than three, by any three Directors; or by the holder of a majority share of the capital stock of the Corporation. The Secretary shall send a notice of such called meeting to each Stockholder of record at least ten (10) days before such meeting, and such notice shall state the time and place of the meeting, and the object thereof. No business shall be transacted at a special meeting except


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as stated in the notice to the Stockholders, unless by unanimous  consent of all the Stockholders present, either in person or by proxy, all such stock being represented at the meeting.

         6. A majority of the stock issued and outstanding, either in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the Stockholders.

         7. Each Stockholder shall be entitled to one vote for each share of stock in his own name on the books of the company, whether represented in person or by proxy.

         8.       All proxies shall be in writing and signed.

         9. The following order of business shall be observed at all meetings of the Stockholders so far as is practicable:
                           a.       Call the roll;
                           b. Reading, correcting, and approving of the minutes of the previous meeting
                           c.       Reports of Officers;
                           d.       Reports of Committees;
                           e.       Election of Directors;
                           f.       Unfinished business; and
                           g.       New business.

ARTICLE II   STOCK
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         1.       Certificates of stock shall be in a form adopted by the Board of Directors and shall be signed by the President and Secretary of the Corporation.

         2. All certificates shall be consecutively numbered; the name of the person owning the shares represented thereby, with the number of shares and the date of issue shall be entered on the company's books.

         3. All certificates of stock transferred by endorsement theron shall be surrendered by cancellation and new certificates issued to the purchaser or assignee.


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ARTICLE III   DIRECTORS
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         1. A Board of Directors, consisting of at least one (1) person shall be chosen annually by the Stockholders at their meeting to manage the affairs of the company. The Directors' term of office shall be one year, and Directors may be re-elected for successive annual terms.

         2. Vacancies on the Board of Directors by reason of death, resignation or other causes shall be filled by the remaining Director or Directors choosing a Director or Directors to fill the unexpired term.

         3. Regular meetings of the Board of Directors shall be held at 1 P.M., on the 19th. day of January of each year beginning in 2001 at the office of the company at Carson City, NV, or at such other time or place as the Board of Directors shall by resolution appoint; special meetings may be called by the President or any Director giving ten (10) days notice to each Director. Special meetings may also be called by execution of the appropriate waiver of notice and call when executed by a majority of the Directors of the company. A majority of the Directors shall constitute a quorum.

         4. The Directors have the general management and control of the business and affairs of the company and shall exercise all the powers that may be exercised or performed by the Corporation, under the statutes, the Articles of Incorporation, and the By-Laws. Such management will be by equal vote of each member of the Board of Directors with each board member having an equal vote.

         5. A resolution, in writing, signed by all or a majority of the members of the Board of Directors, shall constitute action by the Board of Directors to effect therein expressed, with the same force and effect as though such resolution has been passed at a duly convened meeting; and it shall be the duty of the secretary to record every such resolution in the Minute Book of the Corporation under its proper date.


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ARTICLE IV   OFFICERS
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         1.       The officers of this company shall consist of: a President, one or more Vice President(s), Secretary, Treasurer, Resident Agent, and such other officers as shall, from time to time, be elected or appointed by the Board of Directors.

         2. The PRESIDENT shall preside at all meetings of the Directors and the Stockholders and shall have general charge and control over the affairs of the Corporation subject to the Board of Directors. He shall sign or countersign all certificates, contracts and other instruments of the Corporation as authorized by the Board of Directors and shall perform all such other duties as are incident to his office or are required by him by the Board of Directors.

         3. The VICE PRESIDENT shall exercise the functions of the President during the absence or disability of the President and shall have such powers and such duties as may be assigned to him from time to time by the Board of Directors.

         4. The SECRETARY shall issue notices for all meetings as required by the By-Laws, shall keep a record of the minutes of the proceedings of the meetings of the Stockholders and Directors, shall have charge of the corporate books, and shall make such reports and perform such other duties as are incident to his office, or properly required of him by the Board of Directors. He shall be responsible that the corporation complies with Section 78.105 of the Nevada Corporation laws and supplies to the Nevada Resident Agent or Registered Office in Nevada, and maintain, any and all amendments or changes to the By-Laws of the Corporation. In compliance with Section 78.105, he will also supply to the Nevada Resident Agent or registered Office in Nevada, and maintain, a current statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete Post Office address, including street and number, if any, where such stock ledger or duplicated stock ledger specified in the section is kept.


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